Exhibit 5.1

July 13, 2016

Eco-Stim Energy Solutions, Inc.

2930 W. Sam Houston Pkwy N., Suite 275

Houston, TX 77043

Ladies and Gentlemen:

We have acted as special Nevada counsel to Eco-Stim Energy Solutions, Inc, a Nevada corporation (the “Company”), in connection with the registration by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of the proposed offering and sale by the Company of up to 375,000 shares of common stock of the Company, par value $0.001 per share, having an aggregate offering price of up to $5,801,796 (the “Shares”) to be issued and sold by the Company pursuant to an At Market Issuance Sales Agreement dated July 13, 2016 (the “Agreement”) among the Company, FBR Capital Markets & Co., and MLV & Co. LLC (the “Distribution Agents”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

The Shares are being offered and sold pursuant to a prospectus supplement, dated July 13, 2016, (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) on July 13, 2016, to prospectus dated June 20, 2016 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in Registration Statement on Form S-3 (Registration Nos. 333-211072) (the “Registration Statement”).

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof, the Amended and Restated Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the authorization of the Registration Statement, the Prospectus, the Shares, the Agreement and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, Prospectus, Agreement and the aforesaid records, certificates and documents. We have assumed that all Shares will be sold in the manner stated in the Prospectus and the Agreement.

July 13, 2016 Page 2

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

(i) The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

(ii) The Shares will have been duly and validly authorized and, when issued in accordance with the provisions of the Registration Statement, Prospectus and Agreement, will be validly issued, fully paid and nonassessable; except as set forth in the Registration Statement, the holders of outstanding shares of common stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of the state of Nevada as presently in effect.

We hereby consent:

1. To being named in the Registration Statement and Prospectus and any amendments thereto as counsel for the Company;

2. To the statements with reference to our firm made in the Registration Statement and Prospectus; and

3. To the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K dated on or about the date hereof.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Woodburn and Wedge